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                                                             Exhibit 10-b

AMSOUTH BANCORPORATION AMENDMENT
TO EMPLOYMENT AGREEMENT


        THIS AMENDMENT to the Employment Agreement dated June 15, 1995 (the "Employment Agreement") by and between AmSouth Bancorporation, a Delaware Corporation (hereinafter referred to as the "Company"), and C. Dowd Ritter (hereinafter referred to as the "Executive") is effective as of the 21st day of March, 1996. Unless otherwise defined, all capitalized terms herein shall have the meaning ascribed to them in the Employment Agreement.

                             W I T N E S S E T H:

        WHEREAS, the Executive is presently employed by the Company in the capacity of President and Chief Executive Officer pursuant to the Employment Agreement;

        WHEREAS, the Executive and the Company do not believe the Employment Agreement clearly reflects their agreement with respect to the excise tax gross-up;

        WHEREAS, the Company and the Executive believe it necessary to clarify certain provisions of the Employment Agreement related to the excise tax gross-up; and

        WHEREAS, the Company and the Executive desire to enter into this amendment to provide for such changes to the Employment Agreement.

        NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree to amend the Employment Agreement as follows:

        Section 8.1 is hereby deleted and replaced with the following text:

                8.1 EQUALIZATION PAYMENT. In the event that the Executive becomes entitled to severance benefits under Section 6.4 or 6.6 herein ("Severance Benefits"), if any of the Executive's "Total Payments", as defined herein, will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of (i) any Excise Tax on the Total Payments and
(ii) any federal, state, and local income tax and Excise Tax upon the Gross-Up Payment provided for by this Section 8.1, shall be equal to the Total Payments. Such payment shall be made by the Company to Executive as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.
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As used in this Article 8, "Total Payments" means the sum of the Executive's
Severance Benefits and all other payments and benefits provided to the Executive by the Company which constitute "excess parachute payments" within the meaning of Code Section 280G(b)(1). Without limiting the generality of the foregoing, Total Payments shall include any and all excess parachute payments associated with outstanding long-term incentive grants.

        Section 8.2 TAX COMPUTATION. is hereby amended to replace all references to "Severance Benefits" with the term "Total Payments".




        IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement on this _______ day of ___________________, 1996.



AMSOUTH BANCORPORATION                          EXECUTIVE:



By:
   -------------------------------             --------------------------------
   Its Executive Vice President                C. DOWD RITTER
   and Human Resources Director


Attest:
       --------------------------
       Its Secretary